Exhibit 10.2
October 6, 2026
Neal A. Lux
VIA Email
Dear Neal:
Reference is made to the following Restricted Stock Unit (RSU) Agreements previously entered into between you and Forum Energy Technologies, Inc. (the “Company”), each dated March 5, 2025: (1) that certain 2025 Restricted Stock Unit Agreement pursuant to which you were granted 92,699 RSUs (the “Annual RSU Agreement”); (2) that certain 2025 Performance Restricted Stock Unit Agreement (Stock Price Hurdle) pursuant to which you were granted 50,000 performance-based RSUs that vest based on the Company’s stock price performance (the “Stock Price Agreement”); and (3) that certain 2025 Performance Restricted Stock Unit Agreement (Free Cash Flow) pursuant to which you were granted a target award of 46,350 performance-based RSUs that vest based on the Company’s free cash flow performance (the “FCF Agreement”). Capitalized terms not otherwise defined in this letter agreement have the same meanings ascribed to such terms in the Annual RSU Agreement, the Stock Price Agreement or the FCF Agreement, as applicable.
In accordance with Section V(a)(i) of the Forum Energy Technologies, Inc. 2016 Second Amended and Restated Stock and Incentive Plan (the “Plan”), you and the Company mutually desire to clarify that, subject to satisfaction of all applicable vesting terms, a portion of the RSUs subject to the Annual RSU Agreement, the Stock Price Agreement and the FCF Agreement will be settled in cash rather than shares of Common Stock, as follows:
1.Any additional RSUs earned and vested under each of the Annual RSU Agreement and the FCF Agreement from and after the date hereof will be settled in cash; and
2.A total of 4,500 RSUs subject to the Stock Price Agreement that are scheduled to vest on March 5, 2028, will be settled in cash, with the remainder of the RSUs granted thereunder settled in shares of Common Stock (the RSUs described hereunder, the “Cash-Settled RSUs”).
Such cash payment(s) will equal the number of Cash-Settled RSUs that vest on the applicable vesting date (in accordance with the terms of the Annual RSU Agreement, the Stock Price Agreement or the FCF Agreement, as applicable), multiplied by the Fair Market Value (as defined in the Plan) of one share of Common Stock on such vesting date. Such cash payment(s) will be paid to you, subject to all applicable taxes and withholdings, at the same time that shares of Common Stock would otherwise be issuable to you under the Annual RSU Agreement, the Stock Price Agreement or the FCF Agreement, as applicable. For the avoidance of doubt, the foregoing will not affect any other terms or conditions of the Annual RSU Agreement, the Stock Price Agreement and the FCF Agreement.

Please indicate your acceptance of this letter agreement by signing below.

Forum Energy Technologies, Inc.
By: /s/ John C. Ivascu Name: John C. Ivascu Title: Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Agreed to and accepted by:
/s/ Neal A. Lux Neal A. Lux Date: __________________________